                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM S-8

                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933


                                 UNISTONE, INC.
                                -----------
          (Exact Name of Registrant as Specified in its Charter)


           Delaware                             87-0398535
            ----                                ----------
  (State or Other Jurisdiction            (IRS Employer ID No.)
  of incorporation or organization)


                     5525 South 900 East, Suite 110
                       Salt Lake City, Utah 84117
                       --------------------------
               (Address of Principal Executive Offices)

                           (801) 262-8844
                           --------------
           (Issuer's Telephone Number, including Area Code)

              Consultant Compensation Agreement No. 1
              ---------------------------------------
                      (Full Title of the Plan)

                              Travis T. Jenson
                    5525 South 900 East, Suite 110
                       Salt Lake City, Utah 84117
                       --------------------------
                (Name and Address of Agent for Service)

                            (801) 262-8844
                            --------------
      (Telephone Number, Including Area Code, of Agent for Service)


                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------

                                  Proposed     Proposed
Title of                          Maximum      Maximum           Amount of
Securities to    Amount to        Price per    Aggregate         Registration
be Registered    be Registered    Unit         Offering Price    Fee
-----------------------------------------------------------------------------
$0.001 par
value common
voting stock     500,000          $0.001       $500              $0.14
-----------------------------------------------------------------------------

                          PART I
Item 1.  Plan Information.
-------------------------

     Plan.
     ----

         A copy of the Consultant Compensation Agreement No. 1 (the "Plan") is attached hereto and incorporated herein by reference.

Item 2.  Registrant Information and Employee Plan Annual Information.
-------------------------------------------------------------------

     Available Information.
     ---------------------

         Copies of the Plan, 10-KSB Annual Report of the Registrant for the fiscal year ended December 31, 1998, all 10-QSB Quarterly Reports, any Current Reports and/or proxy or information statements filed with the Securities and Exchange Commission (the "Commission") during the past twelve months have been provided to the Plan participants.

         The Registrant also undertakes to furnish, without charge, to any such participant or person purchasing any of the securities registered hereby copies of all of such documentation. Requests should be directed to Travis T. Jenson, President, at the address and telephone appearing on the Cover Page of this Registration Statement.

           Additional information regarding the Registrant may be reviewed at the Commission's web site: www.sec.gov.

                               PART II

            Information Required in the Registration Statement
            --------------------------------------------------

Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

          The following documents are incorporated by reference into this Registration Statement and made a part hereof, to wit:

          (a) The Registrant's 10-KSB Annual Report for the calendar year ended December 31, 1998, filed with the Commission on or about May 24, 1999;

          (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the past twelve months;

          (c) Not applicable.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and made a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.
-----------------------------------


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          The Registrant is authorized to issue one class of  securities,  being
comprised  of  $0.001  par  value  common   voting  stock   (50,000,000   shares
authorized). The Registrant has no other class of securities.

          The holders of the $0.001 par value common stock of the Registrant have traditional rights as to voting, dividends and liquidation. All shares of common stock are entitled to one vote on all matters; there are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities, as fixed by the Board of Directors of the Registrant.

Item 5.  Interest of Named Experts and Counsel.
-----------------------------------------------

          Branden  T.  Burningham,  Esq.,  who has  prepared  this  Registration
Statement, the Plan and an Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, owns no shares of common stock of the Registrant and is not deemed to be an affiliate of the Registrant or a person associated with an affiliate of the Registrant. See Item 8 below.

Item 6.  Indemnification of Directors and Executive Officers.
-------------------------------------------------------------

         Subsection (b) (7) of Section 102 of the Delaware General Corporation Law ("the "DGCL") enables a corporation in its original certificate of incorporation or amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction for which a director derived an improper personal benefit.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with that action, suit or proceeding provided that the director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding , provided further that the director or officer has no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities


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set forth above,  against  expenses  (including  attorneys'  fees)  actually and reasonably incurred in connection with the defense or settlement of the action or suit provided that the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the director or officer shall have adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or other court shall deem proper.

         Section 145 further provides that (i) to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; and (ii) indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.


Item 7.  Exemption from Registration Claimed.
---------------------------------------------

     None.

Item 8.  Exhibits.
------------------

Exhibit
Number
------

  5       Opinion regarding Legality

 23.1     Consent of Branden T. Burningham, Esq.

 23.2     Consent of Mantyla McReynolds,
          Certified Public Accountants

 99.1     Consultant Compensation Agreement No. 1

               Counterpart Signature Pages

               Participant Response Letters

               Participant Letter

Item 9.  Undertakings.
----------------------

          The undersigned Registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the


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                              "1933 Act");

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

               (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to
               Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

          Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the date or dates appearing opposite the respective signatures hereto.

                              REGISTRANT:

Date: 10-26-99              By /S/ TRAVIS T. JENSON
     ----------                 -------------------------
                                Travis T. Jenson, President and Director


          Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Date: 10-26-99              By /S/ TRAVIS T. JENSON
     -----------                -------------------------
                                Travis T. Jenson, President and Director


Date: 10-26-99              By /S/ WILLIAM HOLLINGSWORTH
     -----------                --------------------------
                                William Hollingsworth, Vice President and
                                Director


Date: 10-26-99              By /S/ JAMES P. DOOLIN
     -----------                -------------------------
                                James P. Doolin, Secretary, Treasurer and
                                Director

           Securities and Exchange Commission File No. 0-18317

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 EXHIBITS

                                    TO

                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                                 UNISTONE, INC.


                               EXHIBIT INDEX







Exhibit
Number
-------

  5       Opinion regarding Legality

 23.1     Consent of Branden T. Burningham, Esq.

 23.2     Consent of Mantyla McReynolds,
          Certified Public Accountants

 99.1     Consultant Compensation Agreement No. 1

               Counterpart Signature Pages

               Participant Response Letters

               Participant Letter